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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 4

	     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Sharp                         Robert                G.
______________________________________________________________________________
   (Last)                           (First)             (Middle)

843 Knapp Drive
______________________________________________________________________________
				    (Street)

Santa Barbara             CA        93108
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fechtor, Detwiler, Mitchell & Co.  (Nasdaq: FEDM)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

04/30/2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


==============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



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	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
==============================================================================







										   6.
					   4.                         5.           Owner-
					   Securities Acquired (A) or Amount of    ship
			       3.          Disposed of (D)            Securities   Form:        7.
			       Transaction (Instr. 3, 4 and 5)        Beneficially Direct       Nature of
		  2.           Code        -------------------------- Owned at End (D) or       Indirect
1.                Transaction  (Instr. 8)              (A)    Price   of Month     Indirect     Beneficial
Title of Security Date         ----------  Amount      or             (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)   Code    V               (D)            and 4)       (Instr. 4)   (Instr. 4)
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Common Stock       04/28/2000  M           12,000       A     $1.25   162,000       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
							       SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================
                                                                                                     10.
                                                                                            9.       Owner-
											    Number   ship
											    of       Form
	   2.                                                                               Deriv-   of
	   Conver-                 5.                              7.                       ative    Deriv-  11.
	   sion                    Number of                       Title and Amount         Secur-   ative   Nature
	   or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	   Exer-           4.      Securities     Date             Securities       Price   Bene-    ity:    In-
	   cise    3.      Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	   Price   Trans-  action  or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Code    of (D)         (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    (Instr. (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ 8)      4 and 5)       Date     Expira-           Number ity     Month    (I)     ship
Security   Secur-  Day/    ------- -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Code V  (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
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Non-
Qualified
Executive
Stock
Option
(Right to          04/28/                                  05/01/   Common
Buy)        $1.25  2000     M       12,000        05/01/96 2000     Stock    12,000 $1.25    0        D

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=====================================================================================================================

Explanation of Responses:


/s/ Robert G. Sharp                                             05/09/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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